ATTACHMENT TO

                              ARTICLES OF AMENDMENT
                                       OF
                            ARTICLES OF INCORPORATION
                                       OF
                      COLORADO COMMUNITY BROADCASTING, INC.



         ARTICLE FIVE is hereby amended as follows:

                                    ARTICLE V

         The aggregate number of shares which this corporation shall have authority to issue is one hundred million (100,000,000) shares of $.0001 par value which shares shall be designated common stock.

     "Forward Stock Split. Each share of the Corporation's Common Stock, no par value, issued and outstanding immediately prior to February 15, 2005 (the "Old Common Stock") shall automatically and without any action on the part of the holder thereof be reclassified as and changed, pursuant to a forward stock split (the "Forward Stock split"), into twelve shares of the Corporation's outstanding Common Stock, $.0001 par value (the "New Common Stock"). Each holder of a certificate or certificates which immediately prior to the February 15, 2005 represented outstanding shares of Old Common Stock (the "Old Certificates," whether one or more) shall be entitled to receive, upon surrender of such Old Certificates to the Corporation's Transfer Agent for cancellation, a certificate or certificates (the "New Certificates," whether one or more) representing the number of whole shares of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are classified under the terms hereof. From and after the February 15, 2005, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. If any New Certificate is to be issued in a name other than that in which the Old Certificates surrendered for exchange are issued, the Old Certificates so surrendered shall be properly endorsed and otherwise in proper form for transfer. From and after the February 15, 2005, the amount of capital represented by the shares of the New Common
Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be the same as the amount of capital represented by the shares of Old Common Stock so reclassified until after reduced or increased in accordance with applicable law."